Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
 OF
NTN BUZZTIME, INC.

NTN Buzztime, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1.
This Certificate of Amendment (the “Certificate of Amendment”) hereby amends the Corporation’s Restated Certificate of Incorporation (as amended prior to the date hereof, the “Certificate of Incorporation”) as set forth herein.

2.	The following paragraph is hereby added at the end of Article IV of the Certificate of Incorporation:

Effective at 4:01 p.m. (Eastern Time) (the “Reverse Split Effective Time”) on the effective date of the certificate of amendment adding this paragraph to Article IV of the Restated Certificate of Incorporation (the “Effective Date”), each two (2) shares of the Common Stock, par value $0.005 per share, of the Corporation outstanding or held in treasury as of immediately prior to the Reverse Split Effective Time shall, without any action on the part of the holder thereof, automatically be reclassified as and changed into one (1) share of Common Stock, par value $0.005 per share, of the Corporation (the “Reverse Split”); provided, however, that if the foregoing Reverse Split would result in the record account of any holder of Common Stock having a number of shares of Common Stock that is, in the aggregate, less than one (1) share (a “Fractional Share”), such Fractional Share shall, without any action on the part of the holder thereof, be automatically canceled and converted into the right to receive the Trading Value thereof upon surrender by the holder thereof of the certificate or certificates representing such Fractional Share. For purposes hereof, the term “Trading Value” of any Fractional Share shall mean the product of (A) the fraction to which the stockholder would otherwise be entitled multiplied by (B) the closing price of the common stock on the NYSE American on the date immediately following the Reverse Split Effective Time. From and after the Reverse Split Effective Time, each holder of a Fractional Share shall have no further interest as a stockholder in the Corporation in respect of such Fractional Share.

3.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 25th day of March 2021.

NTN Buzztime, Inc.

By:	/s/Allen Wolff
Name: Allen Wolff
Title: Chief Executive Officer